Exhibit 10.29

AMENDMENT NO. 2, dated as of August 1, 2005,
to that Employment Agreement dated April 2, 2002 (the "Agreement")
by and between David Bonnett (the "Executive") and
AMERICAN MEDIA, INC. (the "Company").

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 1 of the Employment Agreement Amendment is hereby deleted and the following substituted therefore:

The Employment Term shall be extended to December 31, 2006 on the terms and subject to the conditions set forth in the Agreement. Executive will be notified 90 days prior to the expiration of the Agreement of the Company's intent to extend the Employment Term, allow Executive to be an "Employee at Will", or not extend the Employment Term.

2.    Paragraph 2 of the Employment Agreement Amendment is hereby deleted and the following substituted therefore:

During Executive's employment with the Company, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $150,000.00 (One Hundred Fifty Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company's usual payment practices.

All other terms and conditions of Your Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment No. 2 as of the date first written above.

AMERICAN MEDIA, INC.

By:	/s/ David Pecker
David Pecker

/s/ David Bonett
David Bonnett